BIOLASE COMMENTS ON RECENT DECLINE IN STOCK PRICE

IRVINE, CA (June 5, 2015) — BIOLASE, Inc. (NASDAQ:BIOL), the global leader in dental lasers, announced today that it is not aware of any fundamental reason for the recent decline in the price of BIOLASE common stock.

President and Chief Executive Officer Jeffrey M. Nugent said, “We believe we are continuing to make excellent progress in the transformation of BIOLASE. In the first quarter of this year, we continued to revitalize our core dental laser franchise on multiple fronts: worldwide unit sales of our WaterLase® product line increased year over year by 9 percent, the first increase in two years; domestic unit sales and revenue of our EPIC™ diode lasers grew year over year 44 percent and 38 percent, respectively; customer satisfaction improved significantly; and we introduced two new dental laser systems and our breakthrough ‘Practice Growth. Guaranteed™’ initiative.

“We are encouraged by the Company’s progress to date, and I believe in 2015, BIOLASE will achieve its twin goals of beginning to drive long term improvements in top and bottom line performance,” Nugent added. “I look forward to welcoming Harold Flynn when he becomes our new President and CEO on July 13 of this year, and I am committed to helping him during the transition.”

About BIOLASE, Inc.
BIOLASE, Inc. is a medical device company that develops, manufactures, and markets innovative lasers in dentistry and medicine and also markets and distributes high-end 2D and 3D digital imaging equipment, CAD/CAM intraoral scanners, and in-office milling machines and 3D printers. BIOLASE’s products are focused on technologies that advance the practice of dentistry to both the dentist and their patients. The Company’s proprietary laser products incorporate approximately 200 patented and 150 patent-pending technologies designed to provide biologically clinically superior performance with less pain and faster recovery times. Its innovative products provide cutting-edge technology at competitive prices to deliver the best results for dentists and patients. BIOLASE’s principal products are revolutionary dental laser systems that perform a broad range of dental procedures, including cosmetic and complex surgical applications, and a full line of dental imaging equipment. BIOLASE has sold approximately 28,300 laser systems. Laser products under development address the Company’s core dental market and other adjacent medical and consumer markets.

For updates and information on WaterLase and laser dentistry, find BIOLASE online at www.biolase.com, Facebook at www.facebook.com/biolase, Twitter at www.twitter.com/biolaseinc, Pinterest at www.pinterest.com/biolase, LinkedIn at www.linkedin.com/company/biolase, Google+ at www.google.com/+BIOLASEIrvine, Instagram at www.instagram.com/biolaseinc, and YouTube at www.youtube.com/biolasevideos.

BIOLASE® and WaterLase® are registered trademarks of BIOLASE, Inc.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995
Statements contained in this press release that refer to BIOLASE’s estimated or anticipated future results or other non-historical facts are forward-looking statements, as are any statements in this press release concerning prospects related to BIOLASE’s strategic initiatives and anticipated financial performance. Forward-looking statements can also be identified through the use of words such as “anticipates,” “expects,” “intends,” “plans,” “believes,” “seeks,” “estimates,” “may,” “will,” and variations of these words or similar expressions. Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect BIOLASE’s current expectations regarding existing trends, our strategic initiatives, the closing of the private placement and expected use of proceeds and speak only as of the date of this release. Actual results may differ materially from BIOLASE’s current expectations depending upon a number of factors affecting BIOLASE’s business. These factors include, among others, adverse changes in general economic and market conditions, competitive factors including but not limited to pricing pressures and new product introductions, uncertainty of customer acceptance of new product offerings and market changes, risks associated with managing the growth of the business, and those other risks and uncertainties that may be detailed, from time-to-time, in BIOLASE’s reports filed with the SEC. BIOLASE does not undertake any responsibility to revise or update any forward-looking statements contained herein.

For further information, please contact:

BIOLASE, Inc.	Allen & Caron
David Dreyer Chief Financial Officer	Rene Caron (Investors) 949-474-4300

ddreyer@biolase.com rene@allencaron.com

888-424-6527	Len Hall (Media) 949-474-4300 len@allencaron.com